Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2010 and 2019 Share Incentive Plans of AnPac Bio-Medical Science Co., Ltd. of our report dated April 30, 2021 relating to the consolidated balance sheet of AnPac Bio-Medical Science Co., Ltd. as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, statement equity and cash flows for the year ended December 31, 2020 filed with the Securities and Exchange Commission on April 30, 2021 on Form 20-F.

/s/ Friedman LLP

New York, New York

April 30, 2021